                         Agreement and Plan of Merger


                          Dated as of March 13, 2000



                                     among



                    Nutrition For Life International, Inc.,


                         Advanced Nutraceuticals, Inc.

                                      and

                             NFLI Merger Sub, Inc.
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                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement" or the "Merger") is made this 13/th/ day of March, 2000, among Nutrition For Life International, Inc., a Texas corporation ("NFLI"), Advanced Nutraceuticals, Inc., a Texas corporation ("ANI"), and NFLI Merger Sub, Inc., a Texas corporation ("Merger Sub").

                                   Recitals

     A. The purpose of this Merger is to reorganize NFLI so that NFLI becomes a subsidiary of a holding company, ANI. The holding company structure will facilitate future third party acquisitions.

     B. ANI was formed as a wholly-owned subsidiary of NFLI pursuant to a proposal for the reorganization of NFLI approved by the Board of Directors of NFLI.

     C. Merger Sub was formed as a wholly-owned subsidiary of ANI pursuant to a proposal for the reorganization of NFLI approved by the Board of Directors of NFLI.

     D. The reorganization of NFLI is to effected by merging Merger Sub with and into NFLI (the "Merger") and causing the shareholders of NFLI to become the shareholders of ANI.

     E. The Texas Business Corporation Act (the "TBCA") permits the Merger of NFLI and Merger Sub provided that NFLI and Merger Sub adopt a plan of merger which sets forth: (1) the terms and conditions of the Merger; (2) the manner and basis of converting the shares of each corporation into shares or securities or obligations of the surviving corporation; and (3) other applicable provisions.

     F. Unless the context otherwise requires, capitalized terms used in this Agreement shall have the following meanings for all purposes of this Agreement:

          1. "Articles of Merger" shall mean those Articles or Certificates or Agreement of Merger with respect to the Merger as may be required by the TBCA.

          2. "Effective Time of the Merger" shall mean the time the Merger becomes effective as set forth in Section 1.2.

          3. "Merger Sub Stock" means the common stock, par value $.01 per share, of Merger Sub.

          4. "NFLI Common Stock" means the common stock, $.01 par value, of NFLI.

          5. "NFLI Preferred Stock" means the preferred stock, $.001 par value, of NFLI.

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          6.   "NFLI Series A Preferred Stock" means the Series A Preferred
Stock, $.001 par value, of NFLI.

          7.   "Parties" means NFLI, Merger Sub and ANI.

          8. "Surviving Corporation" shall mean NFLI as the surviving party in the Merger.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the Parties hereto hereby agree as follows:

1.   THE MERGER.

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into NFLI at the Effective Time of the Merger. Following the Effective Time of the Merger, the separate corporate existence of Merger Sub shall cease and NFLI shall continue as the Surviving Corporation. The name of Nutrition For Life International, Inc. will not be amended as a result of the Merger.

     1.2 Effective Time Of The Merger. At the Closing, Merger Sub and NFLI shall file Articles of Merger in such form as is required by and executed in accordance with the relevant provisions of the TBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Texas Secretary of State or at such subsequent time as Merger Sub and NFLI shall agree and as shall be specified in the Articles of Merger.

     1.3 Articles Of Incorporation, Bylaws, Board Of Directors And Officers Of The Surviving Corporation.

          (i) The Articles of Incorporation of NFLI as in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that the Articles of Incorporation of NFLI as the Surviving Corporation are amended to including the following provision as Article EIGHTEENTH:

          EIGHTEENTH: Any act or transaction by or involving this Corporation that requires for its approval under the Texas Business Corporation Act or this Corporation's Articles of Incorporation the approval of this Corporation's shareholders, shall, pursuant to Article 5.03(H)(6)(a) of the Texas Business Corporation Act, require the approval of the shareholders of Advanced Nutraceuticals, Inc. (or its successor by merger) by the same vote as is required by the Texas Business Corporation Act and the Articles of Incorporation of this Corporation.

          (ii) At the effective time of the Merger, the Bylaws of NFLI as in effect immediately prior the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

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          (iii)  Directors and officers of NFLI in office immediately prior to the Effective Time of the Merger, shall be the directors and officers, respectively, of the Surviving Corporation, and each shall hold his or her respective office or offices from and after the Effective Time of the Merger until his or her successor shall have been elected and shall have qualified or as otherwise provided in the Bylaws of the Surviving Corporation.

     1.4 Federal Tax Consequences Of The Merger. As determined by the NFLI Board of Directors, NFLI shareholders will not recognize gain or loss for United States federal income tax purposes as a result of the Merger.

     1.5 Certain Information With Respect To The Capital Stock Of Merger Sub And NFLI. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of Merger Sub and NFLI as of the date of this Agreement are as follows:

          (i) As of the date of this Agreement, the authorized and outstanding capital stock of NFLI consists of 20,000,000 shares of common stock, $.01 par value, of which 5,808,595 shares are issued and outstanding and 1,000,000 shares of preferred stock, $.001 par value, of which 221,127 shares of Series A Preferred Stock are issued and outstanding.

          (ii) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, $.01 par value, of which 100 shares are issued and outstanding.

     1.6 Effect Of Merger. At the Effective Time of the Merger, the effect of the Merger shall be as provided in the applicable provisions of the TBCA.
Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of NFLI shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of Merger Sub shall be merged with and into NFLI and NFLI, as the Surviving Corporation, shall be fully vested therewith. At the Effective Time of the Merger, the separate existence of Merger Sub shall cease and, in accordance with the terms of this Agreement, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public, as well as of a private, nature, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all and every other interest of or belonging to or due to NFLI and Merger Sub shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed. The name of the Surviving Corporation from and after the Effective Time of the Merger shall be Nutrition For Life International, Inc.

2.   CONVERSION OF STOCK.

     2.1 Conversion Of NFLI Common Stock. At the Effective Time of the Merger and without any action on the part of the holders of NFLI Common Stock, each outstanding share of NFLI Common Stock shall automatically be converted into and become the right to receive one share of common stock of ANI. At the Effective Time of the Merger shares held by the holders of NFLI Common Stock prior to the Effective Time of the Merger shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such NFLI Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of common stock of ANI upon surrender of such certificate.

                                      -3-
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     2.2  Conversion Of NFLI Series A Preferred Stock.  At the Effective Time
of the Merger and without any action on the part of the holders of NFLI Series A Preferred Stock, each outstanding share of NFLI Series A Preferred Stock shall be automatically converted into and become the right to receive one share of the Series A Preferred Stock of ANI. At the Effective Time of the Merger shares held by the holders of NFLI Series A Preferred Stock prior to the Effective Time of the Merger shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such NFLI Series A Preferred Stock shall cease to have any rights with respect thereto, except the right to receive shares of the Series A Preferred Stock of ANI upon surrender of such certificate.

     2.3 Exchange Of Certificates. At the Effective Time of the Merger, each holder of an outstanding certificate or certificates which immediately prior to the Effective Time of the Merger represented shares of NFLI Common Stock (the "Common Certificates") shall receive, upon surrender to ANI of one or more Common Certificates for cancellation, a certificate representing that number of shares of common stock of ANI which such holder has the right to receive pursuant to the provisions of Section 2.1. At the Effective Time of the Merger, each holder of an outstanding certificate or certificates which immediately prior to the Effective Time of the Merger represented shares of NFLI Series A Preferred Stock (the "Preferred Certificates") shall receive, upon surrender to ANI of one or more Preferred Certificates for cancellation, a certificate representing that number of shares of the Series A Preferred Stock of ANI which such holder has the right to receive pursuant to the provisions of Section 2.2.

     2.4 Cancellation Of NFLI's Shares Of ANI Stock. At the Effective Time of the Merger, the 100 shares of common stock of ANI owned by NFLI immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of NFLI, cease to be outstanding, be cancelled and retired without payment of any consideration therefor and shall cease to exist.

     2.5 Merger Sub. At the Effective Time of the Merger, the 100 shares of common stock of Merger Sub, $.01 par value, issued and outstanding prior to the Effective Time of the Merger shall be converted into 100 shares of common stock of the Surviving Corporation.

     2.6 Options And Warrants. At the Effective Time of the Merger, each option or warrant to purchase NFLI Common Stock shall become an option or warrant to purchase the common stock of ANI on the same terms and conditions and the same exercise price per share as the option or warrant to purchase NFLI Common Stock immediately prior to the Effective Time of the Merger.

3.   OBLIGATIONS OF THE CONSTITUENT CORPORATIONS.

     Each of the Parties shall take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under the laws of the State of Texas to consummate and affect the Merger.

4.   GOVERNING LAW.

     This Agreement shall be construed in accordance with the laws of the State of Texas.

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5.   CAPTIONS; CONSTRUCTION.

     The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

6.   AMENDMENT.

     This Agreement may be amended by the parties hereto, by action taken or unauthorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

     IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed and attested to by the persons indicated below.

NUTRITION FOR LIFE INTERNATIONAL, INC.


By: /s/ David P. Bertrand                    Date: March 13, 2000
    -------------------------------------
    David P. Bertrand
    President and CEO

ADVANCED NUTRACEUTICALS, INC.


By: /s/ David P. Bertrand                    Date: March 13, 2000
    -------------------------------------
    David P. Bertrand
    President and CEO

NFLI MERGER SUB, INC.


By: /s/ David P. Bertrand                    Date: March 13, 2000
    -------------------------------------
    David P. Bertrand
    President and CEO

                                      -5-